Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1st Constitution Bancorp

Cranbury, New Jersey

We hereby consent to the incorporation by reference in the proxy statement-prospectus constituting a part of this Amendment No.1 to the Registration Statement on Form S-4 of our reports dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of 1st Constitution Bancorp appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the proxy statement-prospectus.

/s/BDO USA, LLP

Philadelphia, Pennsylvania

August 23, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.